EXHIBIT 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

SECOND QUARTER 2016 SALES & EARNINGS

Eau Claire,  Wisconsin (July 29, 2016) -- National Presto Industries, Inc. (NYSE: NPK) announced today second quarter sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about sales and earnings, Maryjo Cohen, President, stated, “Second quarter 2016 net sales dropped $14.4 million or 14.1% from 2015 levels, primarily due to timing of Defense segment shipments, which were off 19.8% from those reported in the comparable 2015 quarter. While Absorbent Product Segment shipments increased by 4%, the Housewares/Small Appliance segment experienced a 12.2% comparative reduction, reflecting a slow retail environment, as well as changes in customers’ product assortments. The quarter’s comparative net earnings dropped 9.3%, largely due to the decrease in volume. The Defense segment’s operating profit was off 17.2%, while the Housewares/Small Appliances segment’s operating profit decreased 38.8%. Largely as a result of enhanced volume, the Absorbent Products segment experienced a small operating profit in contrast to the prior year’s second quarter loss.”

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name and is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, cartridge cases, less-lethal munitions, and less-lethal accessory equipment. The Absorbent Products segment primarily engages in the manufacture of private label adult incontinence products.

	THREE MONTHS ENDED
	July 3, 2016	July 5, 2015
Net Sales	$87,985,000	$102,371,000
Net Earnings	$8,274,000	$9,120,000
Net Earnings Per Share	$1.19	$1.31
Weighted Shares Outstanding	6,970,000	6,951,000

	SIX MONTHS ENDED
	July 3, 2016	July 5, 2015
Net Sales	$174,482,000	$203,370,000
Net Earnings	$15,485,000	$17,229,000
Net Earnings Per Share	$2.22	$2.48
Weighted Shares Outstanding	6,967,000	6,947,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.